United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

May 3, 2007

Date of Report

(Date of Earliest Event Reported)

Commission File No. 0-32873

ENERGROUP TECHNOLOGIES CORPORATION

(Name of Small Business Issuer in its Charter)

Utah	87-0420774
(State or Other Jurisdiction of	(I.R.S. Employer I.D. No.)
incorporation or organization)

4685 S. Highland Drive, Suite #202

Salt Lake City, Utah 84117

(Address of Principal Executive Offices)

(801) 278-9424

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 3, 2007, Energroup Technologies Corporation, a Utah corporation (the “Company”), along with its directors and executive officers, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with the Halter Financial Investments, L.P., a Texas limited partnership (“Purchaser”), pursuant to which the Company agreed to sell Purchaser 11,200,000 shares of its common stock that are “restricted securities” as defined in Rule 144 of the Securities and Exchange Commission (the “SEC”) for $350,000. The shares to be acquired by Purchaser will represent approximately 83% of the issued and outstanding shares of the Company’s common stock following closing of the transaction contemplated by the Stock Purchase Agreement. The percentage calculation takes into account the cancellation of 1,350,000 presently outstanding shares of common stock by certain principal stockholders of the Company that is a condition to the closing of the Stock Purchase Agreement, as follows: Jenson Services, Inc. (“Jenson Services”), which currently owns 2,480,500 shares or approximately 68% of the Company’s outstanding voting securities, will deliver 375,000 of its shares for cancellation; James P. Doolin, currently owning 475,000 shares or approximately 13% of the Company’s outstanding voting securities, will deliver all 475,000 shares for cancellation; and his sister, Alycia Anthony, currently owning 500,000 shares or approximately 14% of the Company’s outstanding voting securities, will deliver all 500,000 shares for cancellation. All of these cancelled shares shall be returned to the status of authorized and unissued shares of the Company.

Pursuant to the terms of the Stock Purchase Agreement, on May 3, 2007 the Company’s Board of Directors declared a special cash distribution of $0.1219 per share to the stockholders of record of the Company as of May 17, 2007 (the “Record Date”). Purchaser will not participate in such special cash distribution and no special cash distribution will be paid on the shares being cancelled by Jenson Services or James P. Doolin or Alycia Anthony. The special cash distribution will be payable on May 29, 2007, to stockholders of record on the Record Date, subject to the closing of the Stock Purchase Agreement. The special cash distribution will be payable to the Company’s current stockholders who will hold 2,297,421 shares of its common stock, after giving effect to the cancellation of 1,350,000 shares discussed above, which will result in a total cash distribution of approximately $280,000. The special cash distribution is a condition of the closing of the Stock Purchase Agreement.

At closing of the transactions contemplated by the Stock Purchase Agreement, Barry Richmond will resign as a director and all officers will resign as officers, and Timothy P. Halter will be appointed as President, Secretary, Treasurer and a director of the Company, to fill the vacancies created by these resignations.

The Stock Purchase Agreement contains covenants that require Purchaser, in its capacity as controlling stockholder of the Company following closing, to agree that it will not approve any reverse splits other than a one-time reverse split of not greater than 1-for-7 without the prior consent of the Company’s current officers as representatives of the Company’s current stockholders; that it will not authorize the issuance of any additional shares of common stock or securities convertible into shares of common stock except in connection with a combination transaction with a corporation with current business operations (a “Going Public Transaction”); and that it will not allow the Company to enter into a Going Public Transaction unless the Company, on a combined basis with the operating entity with which it completes a Going Public Transaction, satisfies the financial conditions for listing on the NASADAQ Small-Cap Market immediately following the closing of the Going Public Transaction. The Stock Purchase Agreement also grants demand and “piggy back” registration rights to Purchaser and the current holders of the Company’s common stock that are deemed to be “restricted securities.”

Following completion of the transactions contemplated by the Stock Purchase Agreement, Purchaser would hold 11,200,000 shares or approximately 83% of the 13,497,421 shares of the Company’s common stock to be outstanding following the completion of such actions. As such, the Stock Purchase Agreement will result in a change of control of the Company and, following consummation of the transactions contemplated by the Stock Purchase Agreement, Purchaser will be able to elect directors and control the policies and practices of the Company. The Stock Purchase Agreement will not result in any change in the status of the Company as a “shell company,” and the Company will continue its search for business opportunities for acquisition or participation by the Company.

The foregoing summary of selected provisions of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed as an Exhibit to this Current Report, as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure.

See the Press Release announcing the signing of the Stock Purchase Agreement and the proposed special cash distribution that is filed as an Exhibit to this Current Report, as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Description

Exhibit No.	Exhibit Description
10.1	Stock Purchase Agreement between Energroup Technologies Corporation, its directors and executive officers and Halter Financial Investments, LP, dated May 3, 2007

99.1	Press Release dated May 3, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Energroup Technologies Corporation

Date:	May 3, 2007	By:	/s/Stephen R. Fry
Stephen R. Fry
President and Director

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